UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 1-K
ANNUAL REPORT

ANNUAL REPORT PURSUANT TO REGULATION A OF THESECURITIES ACT OF 1933
For the fiscal year ended December 31, 2016

HC GOVERNMENT REALTY TRUST, INC.
(Exact name of issuer as specified in its charter)

I.R.S. Employment Identification Number:  51-1867397

Maryland	32-0467957
(State or other jurisdiction of incorporation or organization)	(I.R.S. No.)

1819 Main Street, Suite 212 Sarasota, FL (Address of principal executive offices)	20036 (Zip Code)

(941) 955-7900
Issuer’s telephone number, including area code

Common Shares
(Title of each class of securities issued pursuant to Regulation A)

Part II.

In this annual report, references to the “Company,” “we,” “us” or “our” or similar terms refer to HC Government Realty Trust, Inc. a Maryland corporation, together with its consolidated subsidiaries, including HC Government Realty Holdings, L.P., a Delaware limited partnership, which we refer to as our Operating Partnership.  We refer to Holmwood Capital, LLC, a Delaware limited liability company, as Holmwood, and Holmwood Capital Advisors, LLC, a Delaware limited liability company, as our Manager. As used in this offering circular, an affiliate of, or person affiliated with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

We make statements in this annual report on Form 1-K that are forward-looking statements within the meaning of the federal securities laws. The words “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “seek,” “may,” and similar expressions or statements regarding future periods are intended to identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any predictions of future results, performance or achievements that we express or imply in this annual report or in the information incorporated by reference in this annual report.

The forward-looking statements included in this annual report on Form 1-K are based upon our current expectations, plans, estimates, assumptions and beliefs that involve numerous risks and uncertainties. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our ability to effectively deploy the proceeds raised in our securities offering,
•	changes in economic conditions generally and in the real estate and securities markets, specifically,
•	the ability of our manager to source, originate and acquire suitable investment opportunities,
•	our expectation that there will be opportunities to acquire additional properties leased to the United States of America,
•	our expectations regarding demand for leased space by the federal government,
•	that our tenants will renew or extend their leases and not exercise early termination options pursuant to their leases or that we will be successful in finding replacement tenants,
•	the impact of changes in real estate needs and financial conditions of federal, state and local governments,
•	acts of terrorism and other disasters that are beyond our control,
•
legislative or regulatory changes impacting our business or our assets (including changes to the laws governing the taxation of real estate investment trust (“REITs”) and SEC guidance related to Regulation A or the JOBS Act),

•	our ability to raise equity or debt capital,
•	our compliance with applicable local, state and federal laws, including the Investment Advisers Act of 1940, as amended (the “Advisers Act”), the Investment Company Act and other laws; and
•	changes to generally accepted account principles, or GAAP.

Any of the assumptions underlying forward-looking statements could be inaccurate. You are cautioned not to place undue reliance on any forward-looking statements included in this annual report. All forward-looking statements are made as of the date of this annual report on Form 1-K and the risk that actual results will differ materially from the expectations expressed in this annual report on Form 1-K will increase with the passage of time. Except as otherwise required by the federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements after the date of this annual report on Form 1-K, whether as a result of new information, future events, changed circumstances or any other reason. In light of the significant uncertainties inherent in the forward-looking statements included in this annual report on Form 1-K, the inclusion of such forward-looking statements should not be regarded as a representation by us or any other person that the objectives and plans set forth in this annual report on Form 1-K will be achieved.

Item 1.  Business

The Company

We were formed in 2016 as a Maryland corporation, and we intend to elect to be taxed as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2017.  We were formed to primarily source, acquire, own and manage built-to-suit and improved-to-suit, single-tenant properties leased by the United States of America through the U.S General Services Administration, or GSA Properties.  We invest primarily in GSA Properties across secondary and smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofit to post-9/11 standards. We further emphasize GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties in which our company invests are full faith and credit obligations of the United States of America and are administered by the U.S. General Services Administration or directly through the occupying federal agencies, or collectively the GSA.

We are currently offering up to $30,000,000 of our common stock for $10.00 per share (the “Initial Offering”) pursuant to a qualified offering statement on Form 1-A (File No.: 024-10563) and a Final Offering Circular dated November 7, 2016, as supplemented.

Our principal objective is the creation of value for stockholders by utilizing our relationships and knowledge of GSA Properties, specifically, the acquisition, management and disposition of GSA Properties. As of the initial closing of this offering and our formation transactions, we will wholly own 11 properties, all of them leased in their entirety to the United States of America and occupied by U.S. Government agencies. Our portfolio currently consists of (i) three properties acquired by our company, through subsidiaries, in June 2016, or the Initial Owned Properties, and (ii) an additional property acquired by our company, through subsidiaries, in April 2017, or the Norfolk Property.  An additional seven properties, or the Contribution Properties, are to be contributed to us as of the initial closing of the Initial Offering by Holmwood.

A description of the Initial Owned Properties and the Contribution Properties and the acquisition or contribution, respectively, thereof is incorporated by reference herein from the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495416003595/hcgr_253g2.htm under the caption “DESCRIPTION OF OUR PROPERTIES.”

A description of the Norfolk Property and the acquisition thereof is incorporated by reference herein to that certain Current Report on Form 1-U dated March 31, 2017 located at:  https://www.sec.gov/Archives/edgar/data/1670010/000165495417003096/hcgt_1u.htm.

The GSA-leased real estate asset class possesses a number of positive attributes that we believe will offer our stockholders significant benefits, including a highly creditworthy and very stable tenant base, long-term lease structures and low risk of tenant turnover. GSA leases are backed by the full faith and credit of the United States of America, and the GSA has never experienced a financial default in its history. Payment for rents under GSA leases are funded through the Federal Buildings Fund and are not subject to direct federal appropriations, which can fluctuate with federal budget and political priorities. In addition to presenting reduced risk of default, GSA leases typically have long initial terms of ten to 20 years with renewal leases having terms of five to ten years, which limit operational risk. Upon renewal of a GSA lease, base rent is typically reset based on a number of factors, including inflation and the replacement cost of the building at the time of renewal, which we generally expect will increase over the life of the lease. Renewal rates for GSA Properties in the first term currently stand at approximately 95% 1 for single-tenant, built-to-suit facilities.

 1 GXA Exchange – Colliers International

GSA-leased properties generally provide attractive investment opportunities and require specialized knowledge and expertise. Each U.S. Government agency has its own customs, procedures, culture, needs and mission, which translate into different requirements for its leased space. Furthermore, the sector is highly fragmented, as ownership is disparate and there is no national broker or clearinghouse for GSA-leased properties. We believe this fragmentation results, in part, from the U.S. Government’s and GSA’s contracting policies, including policies of preference for small, woman and minority owned businesses. As of August 2015, the largest owner of GSA-leased properties owned approximately 3.5% of the GSA-leased market by RSF and the ten largest owners of GSA-leased properties collectively owned approximately 17% of the GSA-leased market by RSF.2 Long-term relationships and specialized institutional knowledge regarding the agencies, their space needs and the hierarchy and importance of a property to its tenant agency are crucial to understanding which agencies and properties present the greatest likelihood of long-term tenancy, and to identifying and acquiring attractive investment properties. Our initial portfolio is diversified among U.S. Government occupying agencies, including a number of the U.S. Government’s largest and most essential agencies, such as the Drug Enforcement Administration, the Federal Bureau of Investigation, the Social Security Administration and the Department of Transportation.

We intend to operate as an UPREIT, and own our properties through our subsidiary, HC Government Realty Holdings, L.P., a Delaware limited partnership. While we intend to focus on investments in GSA Properties, we may also develop programs in the future to invest in state and local government, single-tenant and majority occupied properties and properties majority leased to the United States of America. We are externally managed and advised by Holmwood Capital Advisors, LLC, a Delaware limited liability company, our Manager. Our Manager will make all investment decisions for us. Our Manager is owned by Messrs. Robert R. Kaplan and Robert R. Kaplan Jr., individually, and by Stanton Holdings, LLC, which is controlled by Mr. Edwin M. Stanton, and by Baker Hill Holding LLC, which is controlled by Philip Kurlander, all in equal proportions. The officers of our Manager are Messrs. Edwin M. Stanton, President, Robert R. Kaplan, Jr., Vice President, Philip Kurlander, Treasurer, and Robert R. Kaplan, Secretary.  Our Manager will be overseen by our board of directors.  For more information on our executive officers and directors please see "Item 3. Directors and Executive Officers” below.

We expect that our Manager’s and its principals’ and executive officers’ extensive knowledge of U.S. Government properties and lease structures will allow us to execute transactions efficiently. Additionally, we believe that our ability to identify and implement building improvements increases the likelihood of lease renewal and enhances the value of our portfolio. Our experienced Manager’s management team brings specialized insight into the mission and hierarchy of tenant agencies so that we are able to gain a deep understanding of the U.S. Government’s long-term strategy for a particular agency and its resulting space needs. This allows us to target properties for use by agencies that will have enduring criticality and the highest likelihood of lease renewal. Lease duration and the likelihood of renewal are further increased as properties are tailored to meet the specific needs of individual U.S. Government agencies, such as specialized environmental and security upgrades.

Our Manager and its principals and executive officers have a network of relationships with real estate owners, investors, operators and developers of all sizes and investment formats, across the United States and especially in relation to GSA Properties. We believe these relationships will provide us with a competitive advantage, greater access to off-market transactions, and flexibility in our investment choices to source and acquire GSA Properties.

We believe that in the long-term, there will be a consistent flow of properties in our target markets for purposes of acquisition, leasing and managing which we expect will enable us to continue our platform into the foreseeable future. We intend to acquire GSA Properties located across secondary and smaller markets throughout the United States. We do not anticipate making acquisitions outside of the United States or its territories.

We primarily expect to make direct acquisitions of GSA Properties and other investments, if any, but we may also invest through indirect investments in real property, such as those that may be obtained in a joint venture which may or may not be managed or affiliated with our Manager or its affiliates, whereby we own less than a 100% of the beneficial interest therein; provided, that in such event, we will acquire at least 50 percent of the outstanding voting securities in the investment, or otherwise comply with SEC staff guidance regarding majority-owned subsidiaries, for the investment to meet the definition of “majority-owned subsidiary” under the Investment Company Act. While our Manager does not intend for these types of investments to be a primary focus, we may make such investments in our Manager’s sole discretion.

2 Colliers International

Our Competitive Strengths and Strategic Opportunities

We believe the experience of our Manager and its affiliates, principals and executive officers, as well as our investment strategies, distinguish us from other real estate companies. We believe that we will be benefitted by the alignment of the following competitive strengths and strategic opportunities:

High Quality Portfolio Leased to Mission-Critical U.S. Government Agencies

•
As of the date of this report, we own 4 GSA Properties that are 100% leased to the United States and we will acquire an additional seven as of the initial closing of our Initial Offering.  We refer to such 11 properties as our “initial portfolio.” As of March 31, 2017, based on net operating income, the weighted average age of our initial portfolio was approximately 8 years, and the weighted average remaining lease term was approximately 10.0 years if none of the early termination rights are exercised and 7.0 if all of the early termination rights are exercised.

•	All of our initial portfolio properties are occupied by U.S. Government agencies that serve mission-critical or citizen service functions.

•
These properties generally meet our investment criteria, which target GSA Properties across secondary or smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofitted to post-9/11 standards.

Aligned Management Team

•
Upon completion of this offering and the formation transactions, assuming we sell the maximum amount pursuant to this offering, our senior management team will own approximately 30.5% of our common stock on a fully diluted basis, which will help to align their interests with those of our stockholders. This amount does not include equity issuable to our Manager in payment of acquisition fees, which will equal 1% of acquisition costs for each property we acquire.

•
A significant portion of our Manager’s fees will be accrued and eventually paid in stock, which will be issued upon the earlier of listing on a national exchange or 48 months from the initial closing of our Initial Offering, which will also align the interests of our Manager with those of our stockholders.

Asset Management

•
Considerable experience in developing, financing, owning, managing, and leasing, including federal government-leased properties across the U.S. (transactions involving approximately $3 billion of GSA Properties and other government leased assets).

•	Relationships with real estate owners, developers, brokers and lenders should allow our company to source off-market or limited-competitive acquisition opportunities at attractive cap rates.

•
In-depth knowledge of the GSA procurement process, GSA requirements, and GSA organizational dynamics. The GSA build-to-suit lease process is detailed and requires significant process-specific expertise as well as extensive knowledge of GSA building requirements and leases.

•	Strong network of professional and advisory relationships, including BB&T Capital Markets, financial advisor to our Manager.

Property Management

•
Significant experience in property management and management of third party property managers, focusing on the day-to-day management of our portfolio, including cleaning, repairs, landscaping, collecting rents, handling compliance with zoning and regulations.

Credit Quality of Tenant

•	Leases are full faith and credit obligations of the United States and, as such, are not subject to the risk of annual appropriations.

•	High lease renewal rates for GSA Properties in first term (average of 93% for single-tenant properties, 95% for single-tenant, built-to-suit properties).3

•
Based on 2014 GSA statistics, since 2001 average duration of occupancy for federal agencies in the same leased building is 25 years.  From 2001 through 2010, the GSA exercised the right to terminate prior to the end of the full lease term at a rate of 1.73%4, according to Colliers International research.

•	Leases typically include inflation-linked rent increases associated with certain property operating costs, which the Company believes will mitigate expense variability.

Fragmented Market for Assets Within Company Acquisition Strategy

•	Our Manager has observed that the market of owners and developers of targeted assets appears highly fragmented with the majority of ownership distributed among small regional owners and developers.

•
Based on our research, federally leased, single-tenant properties with significant remaining lease term (more than 7 years), traded at an approximate average cap rate of 6.75% compared to 4.2% - 5.2%5 for office cap rates in primary and secondary markets and interest rates of less than 2.5% for 10-year U.S. Treasury bonds.

Large Inventory of Targeted Assets

•	Over 1,300 GSA Properties in our targeted size are spread throughout U.S.

•
Company strategy of mitigating lease renewal risk by owning specialized, mission critical and customer service functioned properties, portfolio diversification by agency and location and through careful acquisition of staggered lease expirations.

Investment Strategy

We believe there is a significant opportunity to acquire and build a portfolio consisting of high-quality GSA Properties at attractive risk-adjusted returns. We will seek primarily to acquire “citizen service” properties, or properties that are “mission critical” to an agency function. Further, we primarily target properties located within secondary or smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofitted to post-9/11 standards.

We will either target GSA Properties that are LEED® certified or actively seek LEED® certification after acquisition. Of our initial portfolio of 10 properties, five properties are LEED® certified and another property is in the LEED® certification process.

We believe this subset of GSA Properties is highly fragmented and often overlooked by larger investors, which can provide opportunities for us to buy at more attractive pricing to other properties within the asset class. We also believe selection based on agency function, building use and location in these smaller markets will help to mitigate risk of non-renewal. While we intend to focus on this subset of GSA Properties, we are not limited in the properties in which we may invest. We have the flexibility to expand our investment focus as market conditions may dictate and, as determined in the sole discretion of our Manager, subject to broad investment guidelines, or our Investment Guidelines, and Investment Policies, as defined below, adopted by our board of directors, as may be amended by the board of directors from time to time. Renewal rates for GSA Properties in the first term currently stands at approximately 95% for single-tenant, built-to-suit facilities.

3 GSA
4 RCAnalytics
5 JLL Research, Board of Governors of Federal Reserve

Our board has adopted certain investment policies, or our Investment Policies. Our Investment Policies will provide our Manager with substantial discretion with respect to the selection, acquisition and management of specific investments, subject to the limitations in the Management Agreement. Our Manager may revise the Investment Policies, which are described herein, without the approval of our board of directors or stockholders; provided, however, that our Manager may not acquire properties falling outside our Investment Guidelines without the approval of our board of directors. Our board may also adjust our Investment Policies and will review them at least annually to determine whether the policies are in the best interests of our stockholders.

Growth Strategy

Value-Enhancing Asset Management

•
Our management team focuses on the efficient management of our properties and on improvements to our properties that enhance their value for a tenant agency and improve the likelihood of lease renewal.

•	We also seek to reduce operating costs at all of our properties, often by implementing energy efficiency programs that help the U.S. Government achieve its conservation and efficiency goals.

•
Our asset management team also conducts frequent audits of each of our properties in concert with the GSA and the tenant agency so as to keep each facility in optimal condition, allowing the tenant agency to better perform its stated mission and helping to position us as a GSA partner of choice.

Renew Existing Leases at Positive Spreads

•	We intend to renew leases at our GSA-leased properties at positive spreads upon expiration.

•
Upon lease renewal, GSA rental rates are typically reset based on a number of factors, including inflation, the replacement cost of the building at the time of renewal and enhancements to the property since the date of the prior lease.

•
During the term of a GSA lease, we work in close partnership with the GSA to implement improvements at our properties to enhance the U.S. Government occupying agency’s ability to perform its stated mission, thereby increasing the importance of the building to the tenant agency and the probability of an increase in rent upon lease renewal.

Reduce Property-Level Operating Expenses

•	We manage our properties to increase our income, continuing to reduce property-level operating costs.

•	We manage our properties in a cost-efficient manner so as to eliminate any excess spending and streamline our operating costs.

•	When we acquire a property, we review all property-level operating expenditures to determine whether and how the property can be managed more efficiently.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

We are a newly organized, externally-managed real estate company formed to grow our business of acquiring, developing, financing, owning and managing properties leased primarily to the United States of America, acting either through the GSA or directly through the federal government agencies or departments occupying such properties, including such properties owned by special purpose entities owned by Holmwood, our accounting predecessor. We invest primarily in GSA Properties across secondary and smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofit to post-9/11 standards. We further emphasize GSA Properties that fulfill mission critical or direct citizen service functions.  We intend to grow our portfolio primarily through acquisitions of single tenanted federal government-leased properties in such markets; although, we may at some point in the future elect to develop, or joint venture with others in the development of, competitively bid, build-to-suit, single tenanted federal government-leased properties, or buy facilities that are leased to credit-worthy state or municipal tenants. We were formed in 2016 as a Maryland corporation, and we intend to elect to be taxed as a REIT for federal income tax purposes beginning with our taxable year ending December 31, 2017.

As of the initial closing of our Initial Offering, we will own 11 properties, all of them leased in their entirety to the United States of America and occupied by federal government agencies.

Our Predecessor

The term “our predecessor” refers to Holmwood and its consolidated subsidiaries, each of which subsidiaries holds all of the fee interest in one of the facilities that is a part of our predecessor’s seven-property portfolio.

Operating Results

For the period from March 11, 2016 (inception) to December 31, 2016

On June 10, 2016, the company acquired three properties containing 43,984 square feet located in two states. The properties are 100% leased to the United States, administered by the GSA and occupied by the Social Security Administration in the instance of two of the properties and by the Department of Transportation in the instance of the third property. Total costs for the properties were $11,050,596, and were financed with $3,612,500 of proceeds from our 7.00% Series A Cumulative Convertible Preferred Stock offering, or our Series A Preferred Stock, $2,019,789 of seller financing and a $7,225,000 bank loan. For the period ended December 31, 2016, we delivered total revenues from operations of $747,477 and incurred operating costs, excluding depreciation and amortization and management fees of $195,210. This results in net operating income of $432,611 and represents our ownership of the Initial Owned Properties. After deducting depreciation and amortization, management fees, interest expense and Series A Preferred Stock dividends, our net loss was $230,680.

For the year ended December 31, 2016

At December 31, 2016, our predecessor owned seven properties, containing 110,352 square feet located in five states. All of our predecessor’s properties are 100% leased to the United States of America, six of them are administered by the GSA, the seventh being administered by the occupying agency. In this period from its seven-property portfolio our predecessor delivered total revenues from operations of $3,711,168; operating costs, excluding depreciation and amortization and management fees totaled $1,058,951 and net operating income was $2,544,543 for the 12 months then ended.  After deducting depreciation and amortization, management fees and interest expense, our net income was $91,764.

For the year ended December 31, 2015

During 2015, our predecessor acquired three of its seven operating properties, containing 43,632 square feet for a total cost of $13,986,180. In the aggregate on December 31, 2015, our predecessor owned seven properties containing 110,352 square feet with combined costs totaling $34,691,349. The properties are 100% leased to the United States of America, six of them are administered by the GSA, the seventh being administered by the occupying agency. For the 12 months ended December 31, 2015, our predecessor delivered total revenues from operations of $3,005,533 with operating costs for the 12 months then ended, excluding depreciation and amortization and management fees, totaling $1,148,086, resulting in net operating income of $1,857,447.  After deducting depreciation and amortization expense, management fees and interest expense, our net loss was $194,185.

Calculating Net Operating Income

We believe that our net operating income, or NOI, a non-GAAP measure, is a useful measure of our operating performance. We define NOI as total property revenues less total property operating expenses, excluding depreciation and amortization and interest expense. Other REITs may use different methodologies for calculating NOI, and accordingly, our NOI may not be comparable to the NOI of other REITs. We believe that NOI as we calculate it, provides an operating perspective not immediately apparent from GAAP operating income or net income. We use NOI to evaluate our performance on a property-by-property basis, because NOI more meaningfully reflects the core operations of our properties as well as their performance by excluding items not related to property operating performance and by capturing trends in property operating expenses. However, NOI should only be used as an alternative measure of our financial performance.

The following table reflects property contributions to combined NOI together with a reconciliation of NOI to net income (loss) as computed in accordance with GAAP for the periods presented.

	March 11, 2016
	(inception) to
	December 31, 2016	December 31, 2016	December 31, 2015
	HC Gov Realty
	Trust, Inc.	Contributed	Contributed
	Historical	Properties	Properties
Revenues	$747,477	$3,711,168	$3,005,533

Less:
Operating expenses	195,210	1,058,951	1,057,920
Management fees	119,656	107,674	90,166
	314,866	1,166,625	1,148,086

Net Operating Income	432,611	2,544,543	1,857,447
Less:
Depreciation and amortization	302,484	1,228,062	981,801
Interest expense	256,171	1,224,717	1,069,831
	558,655	2,452,779	2,051,632

Net loss	(126,044)	91,764	(194,185)
Less: Preferred dividend	(104,636)	—	—
Net income(loss) attributed to common shareholders	$(230,680)	$91,764	$(194,185)
Liquidity and Capital Resources

Our business model is intended to drive growth through acquisitions. Access to the capital markets is an important factor for our continued success. We expect to continue to continue to issue equity in our company with proceeds being used to acquire other single tenanted properties leased to the United States of America or facilities that are leased to credit-worthy state or municipal tenants.

Liquidity General. Need for liquidity will be primarily to fund (i) operating expenses and cash dividends; (ii) property acquisitions; (iii) deposits and fees associated with long-term debt financing for our properties; (iv) capital expenditures; (v) payment of principal of, and interest on, outstanding indebtedness; and (vi) other investments, consonant with our investment guidelines and policies.

When the offering closes, we expect, among other things, that net proceeds from the offering will be used to pay down debt, fund acquisitions, provide working capital, fund a portion of our targeted dividend and otherwise improve our capital structure, enabling us to further implement our acquisition strategy, and increase cash flows. Except as described in this offering circular, we have identified or committed to no additional material internal or external sources of liquidity

Short Term Liquidity

The company advanced our predecessor, $410,861, including interest income of $1,919 for the period of March 11, 2016 (date of inception) and December 31, 2016 on funds advanced to bridge the equity needed in its refinancing of debt for one of our predecessor’s properties.  In addition, the Company advanced our manager fees during 2016 to cover certain working capital costs.  The net fees outstanding as of December 31, 2016 were $114,536.  These advances were provided from net proceeds of the issuance of our 7% Series A Cumulative Convertible Preferred Stock private offering.

As a portion of the consideration for the purchase of our Initial Owned Properties, our affiliate, HC Government Realty Holdings, L.P., issued to the seller in original principal amount of $2,019,789, or the Standridge Note.  The loan bears interest at a fixed annum rate of 7.0% and debt service payments are based on principal amortization over 20 years.  As of December 31, 2016, the loan outstanding was $1,992,140.  The Standridge Note will mature on the earlier of December 10, 2017, the date on which we complete a public securities offering (which would include the Initial Offering), or the date on which our Initial Owned Properties are conveyed or refinanced by us.

We expect to pay off the Standridge Note and meet our other short-term liquidity requirements primarily through cash provided from operations, from the proceeds of the Initial Offering, and from the remaining proceeds of the Series A Preferred Stock offering. As of December 31, 2016, there was cash on hand of $247,137.

Trend Information

Our company, through our operating partnership is engaged primarily in the acquisition, leasing and disposition of single-tenanted, mission critical or customer facing properties, leased to the United States of America and that are situated in secondary and tertiary markets throughout the country. As full faith and credit obligations of the United States these leases offer risk-adjusted returns, which are attractive, inasmuch as there continues to be no appreciable yield of comparable credit quality in the marketplace. Conversely, these market dynamics have caused upward pressure on sales prices, offset by management’s deep knowledge and contacts in the sector and the paucity of buyers which will consider smaller properties in smaller markets, frequently enabling our company to lock-up transactions directly with sellers, avoiding brokerage commissions to either party. There is some indication that short-term interest rates are rising, but while any increase in interest rates will tend to result in some downward pressure on sales prices, if they become sustained, conversely, if long-term interest rates rise, our cost of capital to fund acquisitions can be expected to rise as well, increasing our operating costs and decreasing net income.

To date our company has been capital constrained, which has affected liquidity adversely from an operating perspective and the ability of our company to manage several viable acquisition opportunities at the same time. While there can be no assurance, completion of our offering should enable management to accelerate acquisition plans, provide liquidity to recruit and retain qualified personnel to support growth and enhance purchasing power for goods and services in connection with the operation of our properties.

Item 3.  Directors and Officers

Information regarding our directors and officers is incorporated herein by reference to the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495416003595/hcgr_253g2.htm under the captions “DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES” and “COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS.”

The following officers and/or directors ages have changed since the date of the Final Offering Circular:

Robert R. Kaplan, Jr. – 46
Robert R. Kaplan – 70
Scott Musil – 49
Leo Kiely – 70.

Item 4.  Security Ownership of Management and Certain Security Holders

The table below sets forth, as of December 31, 2016, certain information regarding the beneficial ownership of our stock for (1) each person who is expected to be the beneficial owner of 10% or more of our outstanding shares of any class of voting stock and (2) each of our directors and named executive officers, if together such group would be expected to be the beneficial owners of 10% or more of our outstanding shares of any class of voting stock. Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person.

The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A stockholder is also deemed to be, as of any date, the beneficial owner of all securities that such stockholder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, our shares of common stock subject to options or other rights (as set forth above) held by that person that are exercisable as of the completion of this offering or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Common	Edwin M. Stanton1	50,000 Shares	N/A	25%2

Common	Robert R. Kaplan, Jr.1	50,000 Shares	N/A	25%2

Common	Philip Kurlander1	50,000 Shares	N/A	25%2

Common	Robert R. Kaplan1	50,000 Shares	N/A	25%2

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Amount and Nature of Beneficial Ownership Acquirable	Percent of Class
Series A Preferred Stock	All Executive Officers and Directors	44,000 Shares	N/A	30.45%3

Series A Preferred Stock	Gerald Kreinces4	18,000 Shares	N/A	12.46%

Series A Preferred Stock	Philip Kurlander1	26,000 Shares	N/A	17.99%

1 Address of beneficial owner(s) is (are) 1819 Main Street, Suite 212, Sarasota, Florida 34236
2 In the aggregate, executive officers and directors own 100% of our outstanding common stock.
3 Includes the 26,000 shares owned by Philip Kurlander disclosed in the table.
4 Address of beneficial owner is 191 Fox Lane, Northport, New York 11763.

Item 5.  Interest of Management and Others in Certain Transactions

The information contained in the Final Offering Circular located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495416003595/hcgr_253g2.htm under the caption “INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS” is incorporated herein by reference; provided, however that the information contained under the sub-caption “ – “Holmwood Loan” is excluded from such incorporation.

Holmwood ultimately did not make the Holmwood Loan to our operating partnership as previously described in the Final Offering Circular. Instead, Holmwood retained the approximately $1,000,000 that was going to comprise the Holmwood Loan and used such cash to increase Holmwood’s equity in the Ft. Smith Property.  This was done pursuant to the requirements of CorAmerica Loan Company, LLC, the lender of the loan secured by the Ft. Smith Property and our Initial Owned Properties, for closing the refinancing of the Ft. Smith Property. CorAmerica ultimately required an equity infusion of approximately $1.379 million in connection with the refinancing.  Our management team determined that we would receive material benefits from the Ft. Smith Property’s refinancing upon the closing of the contribution of the Ft. Smith Property to us.  As a result, we loaned Holmwood an additional approximately $410,000, or the Refinancing Loan, in order to provide the remainder of the required equity infusion in the Ft. Smith Property for the refinancing and to cover other costs related to the Ft. Smith Property’s refinancing. The Refinancing Loan bears interest at the applicable imputed rate of the Internal Revenue Service, approximately 0.65%.  Subsequent to December 31, 2016, Holmwood has paid back approximately $221,506 of the Refinancing Loan, with the remainder of such Refinancing Loan expected to be netted against the agreed value of the Contribution Properties as of the closing of the contribution thereof.

If the contribution were to close as of May 31, 2017, the agreed value of the Contribution properties is $34,691,349. This represents an equity value of $10,823,599 net of the advances of approximately $410,000 related to the refinancing of the Ft. Smith debt less repayments of $221,506 as of December 31, 2016 and estimated additional repayments of $187,436 resulting in the issuance of approximately 1,082,360 OP Units to Holmwood and the assumption of approximately $23,680,314 in aggregate indebtedness.

We made net advances to our manager of $114,536 as of December 31, 2016 to cover certain working capital costs.  The advance was made against, and will be netted from, future fees to be paid by us to our manager.  During the first three months of 2017, our manager repaid $20,000 of this advance.

In addition, the information contained in the fourth paragraph under “ITEM 9. OTHER EVENTS” in our Current Report on Form 1-U dated March 31, 2017 located at: https://www.sec.gov/Archives/edgar/data/1670010/000165495417003096/hcgt_1u.htm is incorporated herein by reference.

Item 6.  Other Information

None.

Item 7.  Financial Statements

HC Government Realty Trust, Inc.

Consolidated Financial Statements

As of December 31, 2016 and for the period from March 11, 2016 (date of inception) to December 31, 2016

And Report of Independent Registered Public Accounting Firm

HC Government Realty Trust, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
of HC Government Realty Trust, Inc.
Sarasota, Florida

We have audited the accompanying consolidated balance sheet of HC Government Realty Trust, Inc. (a Maryland Corporation) (the “Company”), as of December 31, 2016, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for the period from March 11, 2016 (date of inception) to December 31, 2016. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of HC Government Realty Trust, Inc. as of December 31, 2016 and the results of its operations and its cash flows for the period from March 11, 2016 (date of inception) to December 31, 2016 in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekart LLP
Richmond, VA
April 27, 2017

HC Government Realty Trust, Inc.
Consolidated Balance Sheet
December 31, 2016

2016
ASSETS
Investment in real estate, net:	$10,435,991

Cash and cash equivalents	247,137
Deposits in escrow	51,656
Rent and other tenant accounts receivables, net	126,590
Related parties receivables	525,397
Prepaids and other assets	182,376
Leasehold intangibles, net	326,279
Total Assets	$11,895,426

LIABIILTIES
Mortgages payable, net of unamortized debt costs	$7,068,067
Note payable	1,992,140
Other note payable	111,821
Accrued interest payable	35,379
Other liabilities	378,684
Total Liabilities	9,586,091

STOCKHOLDERS' EQUITY
Preferred stock ($0.001 par value, 750,000,000 shares authorized	3,612,500
and 144,000 shares issued and outstanding)
Common stock ($0.001 par value, 250,000,000 shares authorized	2,000
and 2,000 shares issued and outstanding)
Offering costs	(1,074,485)
Accumulated deficit	(230,680)
Total Stockholders' Equity	2,309,335
Total Liabilities and Stockholders' Equity	$11,895,426

See accompanying notes to consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statement of Operations
From March 11, 2016 (date of inception) to December 31, 2016

Revenues:
Rental revenues	$720,850
Real estate tax reimbursments and other revenues	26,627
Total Revenues	747,477

Other Property Operations:
Repairs and maintenance	36,373
Utilities	35,267
Real estate and other taxes	50,723
Depreciation and amortization	302,484
Other operating expense	27,298
Management fees	57,309
Professional expenses	3,864
Insurance	32,510
General and administrative	71,522
Total Operating Expenses	617,350

Interest expense	256,171
Net loss	(126,044)
Less: Preferred dividends	(104,636)
Net loss attributable to common shareholders	$(230,680)

Net loss per basic common shares	$(144.18)

Weighted average number of common shares outstanding, basic	1,600

See accompanying notes to consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statement of Changes in Stockholders’ Equity
From March 11, 2016 (date of inception) to December 31, 2016

	Series A				Total
	Preferred	Common	Offering	Accumulated	Stockholders'
	Stock	Stock	Costs	Deficit	Equity

Balance, March 11, 2016	$-	$-		$-	$-

Proceeds from issuance of stock	3,612,500	2,000		-	3,614,500

Dividends	-	-		(104,636)	(104,636)

Offering Costs	-	-	(1,074,485)	-	(1,074,485)

Net loss	-	-		(126,044)	(126,044)

Balance, December 31, 2016	$3,612,500	$2,000	$(1,074,485)	$(230,680)	$2,309,335

See accompanying notes to consolidated financial statements

HC Government Realty Trust, Inc.
Consolidated Statement of Cash Flows
From March 11, 2016 (date of inception) to December 31, 2016

2016
Cash flows from operating activities:
Net loss	$(126,044)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depreciation	244,029
Amortization of acquired lease-up costs	23,862
Amortization of in-place leases	34,593
Amortization of above/below-market leases	(14,158)
Amortization of debt issuance costs	19,584
Change in assets and liabilities
Rent and other tenant accounts receivables, net	(126,590)
Prepaid expense and other assets	(182,376)
Deposits in escrow	(51,656)
Accounts payable and other accrued expenses	378,684
Accrued interest payable	35,379
Related party receivables	(525,397)
Net cash used in operating activities	(290,090)

Cash flows from investing activities:
Investment property acquisitions	(11,050,596)
Net cash used in investing activities	(11,050,596)

Cash flows from financing activities:
Issuance of common stock	2,000
Issuance of preferred stock	3,612,500
Offering costs	(1,074,485)
Mortgage proceeds	7,225,000
Mortgage principal payments	(71,445)
Proceeds from Seller note payable	2,019,789
Proceeds from other note payable	124,000
Notes payable repayments	(39,828)
Debt costs	(105,072)
Dividends paid	(104,636)
Net cash from financing activities	11,587,823

Net increase in cash and cash equivalents	247,137
Cash and cash equivalents, beginning of period	-
Cash and cash equivalents, end of period	$247,137

Supplemental cash flow information:
Interest paid during the period	$201,208

See accompanying notes to consolidated financial statements

Interest paid during the year
Interest expense (per income statement)	$256,171
Less: Accrued interest (accounts 20502 and 21020)	(35,379)
Less: Debt amortization	(19,584)
Interest paid	$201,208

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

1.	Organization

HC Government Realty Trust, Inc. (the “REIT” or the “Company), a Maryland corporation, was formed on March 11, 2016 to primarily source, acquire, own and manage built-to-suit and improved-to-suit, single-tenant properties leased by the United States of America through the U.S General Services Administration (“GSA Properties”).  The Company focuses primarily on GSA Properties across secondary and smaller markets, within size ranges of 5,000-50,000 rentable square feet, and in their first term after construction or retrofit to post-9/11 standards. Further, the Company selects GSA Properties that fulfill mission critical or citizen service functions. Leases associated with the GSA Properties are full faith and credit obligations of the United States of America and are administered by the U.S. General Services Administration or directly through the occupying federal agencies, or collectively the GSA.

The Company owns its properties through the Company’s subsidiary, HC Government Realty Holdings, L.P., a Delaware limited partnership (“Operating Partnership”).  The Operating Partnership invests through wholly-owned special purpose limited liability companies, or special purpose entities (“SPE”), primarily in properties across secondary or smaller markets.

The consolidated financial statements include the accounts of its Operating Partnership subsidiary and related SPEs and the accounts of the REIT.  There were three (3) wholly-owned SPEs as of December 31, 2016 representing 43,984 rentable square feet located in two states.  The properties are 100% leased to the United States of America and based on net operating income, have a weighted average remaining lease term of 8.9 years as of December 31, 2016 if none of the early termination rights are exercised and 5.7 years if all of the early termination rights are exercised.  The Company and its assets are managed externally by Holmwood Capital Advisors, LLC and its subsidiary Holmwood Capital Management, LLC (collectively “HCA” or “Asset Manager”).  The principal owners of HCA or their respective affiliates are also the majority owners of the Company.  The Asset Manager makes all investment decisions for the Company and will have oversight by an independent board of directors of the Company upon its election in 2017 (See Note 9).

The Company intends to operate as an UPREIT and plans to elect to be treated as a real estate investment trust, or REIT, for federal income tax purposes under the Internal Revenue Code of 1986, as amended, or the Code, beginning with the taxable year ended December 31, 2017.

2.	Significant Accounting Policies

Basis of Accounting and Consolidation Basis - The accompanying consolidated financial statements include the accounts of the subsidiary and the three wholly-owned SPEs including transactions whereby the Company has been determined to have majority voting interest, or has both control and is the primary beneficiary in accordance with the Financial Accounting Standards Board (“FASB”) guidance.  All other significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

   2.  Significant Accounting Policies (continued):

Cash and Cash Equivalents - Cash and cash equivalents include all cash and liquid investments with an initial maturity of three months or less when purchased.  At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits.  The Company mitigates this risk by depositing funds with major financial institutions.  The Company has not experienced any losses in connection with such deposits.

Organizational, Offering and Related Costs - Organizational and offering costs of the Company include expenses paid by the Company in connection with the formation of the Company and the qualification of the Offering, and the marketing and distribution of shares, including, without limitation, expenses for printing, and amending offering statements or supplementing offering circulars, mailing and distributing costs, advertising and marketing expenses, charges of experts and fees, expenses and taxes related to the filing, registration and qualification of the sale of shares under federal and state laws, including taxes and fees and accountants’ and attorneys’ fees.

Deposits in Escrow - In 2016 deposits in escrow represented cash held by a lender which are restricted for real estate tax and insurance expenses.  As of December 31, 2016 the balances include reserves for taxes and insurance.

Purchase Accounting for Acquisitions of Real Estate Subject to a Lease - In accordance with the FASB guidance on business combinations, the Company determines the fair value of the real estate assets acquired on an “as if vacant” basis. The difference between the purchase price and the fair value of the real estate assets on an “as if vacant” basis is first allocated to the fair value of above- and below-market leases, and then allocated to in-place leases and lease-up costs.

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land and buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments. Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancelable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancelable term of the lease.

Additionally, in-place leases are valued in consideration of the net rents earned that would have been foregone during an assumed lease-up period; and lease-up costs are valued based upon avoided brokerage fees.  The Company has not recognized any value attributable to customer relationships.  The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-ratably to each component of calculated value.  In-place leases and lease-up costs are amortized over the remaining non-cancelable term of the leases.  Real estate values were determined by independent accredited appraisers.

Building assets are depreciated over a 40-year period, tenant improvements and the leasehold intangibles are amortized over the remaining non-cancelable term of the lease.  In the event that a tenant terminates its lease, the unamortized portion of the in-place lease and lease-up costs are charged to expense immediately.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

   2.  Significant Accounting Policies (continued):

The Company’s real estate is leased to tenants on a modified gross lease basis.  The leases provide for a minimum rent which normally is flat during the firm term of the lease.  The minimum rent payment may include payments to pay for lessee requests for tenant improvement or to cover the cost for extra security.  The tenant is required to pay increases in property taxes over the first year and an increase in operating costs based on the consumer price index of the lease’s base year operating expenses.  Operating costs includes repairs and maintenance, cleaning, utilities and other related costs.  Generally, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the base term of the lease.   The Company accounts for its leases using the operating method.  Such method is described below:

Operating method – Properties with leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation and amortization) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Construction expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and amortized over the remaining terms of each specific lease.  Maintenance and repairs are charged to expense during the financial period in which they are incurred.  Expenditures for improvements that extend the useful life of the real estate investment are capitalized.  Upon sale or disposition of the investment in real estate, the cost and related accumulated depreciation and amortization are removed from the accounts with the resulting gain or loss included as a component of net income (loss) during the period in which the disposition occurred.

Impairment – Real Estate - The Company reviews investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.  To determine if impairment may exist, the Company reviews its properties and identifies those that have had either an event of change or an event of circumstances warranting further assessment of recoverability (such as a decrease in occupancy).  If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis.  If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property.  As of December 31, 2016, the Company has not recorded any impairment charges.

Tenant Improvements - As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements.  These leasehold improvements are capitalized and recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the remaining lease term.  If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of minimum rent revenue.  Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process).  Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease.  No tenant allowances were provided during the period from inception to December 31, 2016.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

   2.  Significant Accounting Policies (continued):

Revenue Recognition - Minimum rents are recognized when due from tenants; however, minimum rent revenues under leases which provide for varying rents over their terms, if any, are straight lined over the term of the leases. In the case of expense reimbursements due from tenants, the revenue is recognized in the period in which the related expense is incurred.

Rents and Other Tenant Accounts Receivables, net - Rents and other tenant accounts receivables represent amounts billed and due from tenants.  When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded.  Due to the high credit worthiness of the tenant, there were no allowances as of December 31, 2016.

Income Taxes –  The Company accounts for income taxes using the asset and liability approach for the recognition of deferred tax assets and liabilities for the expected future tax consequences attributable to differences between the carrying amounts of assets and liabilities for financial reporting purposes and their respective tax bases.  Deferred tax assets and liabilities are measured using enacted statutory tax rates applicable to the future years in which the deferred amounts are expected to be settled or realized.  The effect of changes in tax rates is recognized in the provision for income tax in the period the change in rates is enacted.  Significant judgment is required in determining income tax provisions and evaluating tax provisions under the accounting guidance for income taxes.

Management determines whether a tax position of the Company is more likely than not to be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position.  For tax positions meeting the more likely than not threshold, the tax amount recognized in the consolidated financial statements is reduced by the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement with the relevant taxing authority.  As of December 31, 2016, the Company has not identified any uncertain tax positions requiring an accrual.

Debt Costs – Mortgages Payable – Debt costs incurred in connection with the Company’s mortgages payable have been deferred and are being amortized over the term of the respective loan agreements using the straight-line method, which approximates the effective interest method and are recorded in Mortgages payable on the Consolidated Balance Sheet.  For the period from inception to December 31, 2016, the Company had total gross debt costs of $105,072.  The accumulated amortization related to these debt costs as of December 31, 2016 was $19,584.

Recent Accounting Pronouncements - In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five-step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers.  The new standard will be effective for the Company for the year ending December 31, 2019 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning for the year ending December 31, 2017.  The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions.  The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months.  An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the financial statements.  The leasing standard will be effective for the year ended December 31, 2020.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

  2.  Significant Accounting Policies (continued):

Early adoption will be permitted upon issuance of the standard and a modified retrospective approach must be applied. See Note 6 for the Company’s current lease commitments. The Company is currently evaluating the impact of ASU 2016-02 on its financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.”  ASU 2016-15 is intended to improve cash flow statement classification guidance.  The standard will be effective for fiscal years beginning after December 15, 2018.  The Company is currently evaluating the impact of ASU 2016-15 on its financial statements.

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business.”  ASU 2017-01 is intended to help companies evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  The standard will be effective for fiscal years beginning after December 15, 2018.  The Company is currently evaluating the impact of ASU 2017-01 on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

3.	Investment in Real Estate

Acquisitions – The Company’s initial acquisition included three properties purchased in June 2016.  The results of the property operations are included in the consolidated financial statements from their date of acquisition.

	Date	Acquisition
	Acquired	Costs
2016 Acquisitions
Lawton, OK	June 2016	$2,287,687
Moore, OK	June 2016	5,015,422
Lakewood, CO	June 2016	3,747,487
		$11,050,596

The purchase price allocations for properties acquired in 2016 were based on estimated fair values.

2016
Land	$841,155
Buildings and improvements	8,420,511
Tenant Improvements	1,418,354
Acquired In-place leases	366,167
Acquired lease-up costs	268,127
Above(below)-market leases	(263,718)
$11,050,596

The properties are 100% leased to the United States of America and administered by General Services Administration (GSA) or occupying agency.  The average lease term is 5.7 years based on the firm term of the leases.  Lease maturities range from 2020 to 2024.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

  3.  Investment in real estate (continued):

The expected future amortization of above (below)-market leases and acquired in-place lease value and acquired lease-up costs (combined intangible lease costs) are as follows:

	Above (Below)	Intangible
	Market	Lease
	Leases	Costs
Year ending December 31:
2017	$(25,334)	$104,637
2018	(25,334)	104,637
2019	(25,334)	104,637
2020	(24,397)	93,869
2021	(22,821)	75,737
Thereafter	(126,340)	92,322
	$(249,560)	$575,839

Accretion of above-market leases and amortization of below-market leases resulted in a net increase in rental revenue of $14,158 during 2016.  Amortization of in-place leases and lease-up costs was $58,455 during 2016.

Summary of Investments - The following is a summary of Investment in real estate, net as of December 31, 2016:

2016
Land	$841,155
Buildings and improvements	8,420,511
Tenant improvements	1,418,354
10,680,020
Accumulated depreciation	(244,029)
Investments in real estate, net	$10,435,991

        The following is a summary of Leasehold intangibles, net:

Acquired in-place leases	$366,167
Acquired lease-up costs	268,127
Acquired above-(below) market lease	(263,718)
370,576
Accumulated amortization	(44,297)
Leasehold intangibles, net	$326,279

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

4.	Debt

Mortgages Payable - The Company’s mortgage notes totaling $7,068,067, net of unamortized debt costs of $85,488, are payable to one financial institution and are collateralized by the Company’s three properties.  The loan bears interest as a fixed annum rate of 3.93%, debt service payments are based on principal amortization over 25 years and the loan matures in June 2019.  The Company considers the loan maturity date to be the earlier of the stated loan maturity date, the anticipated repayment date, or the balloon payment date.

The following is a schedule of the principal payments of the Company’s mortgage and notes payable at December 31, 2016.

	Mortgages	Notes
	Payable	Payable
2017	$182,388	$2,103,961
2018	190,275	-
2019	6,780,891	-
	$7,153,554	$2,103,961

5.	Notes Payable

On June 10, 2016, the Operating Partnership entered into a note payable agreement in the amount of $2,019,789 with the seller (“Seller” Note) of the Company’s 2016 acquisitions.  The loan bears interest at a fixed annum rate of 7.0% and debt service payments are based on principal amortization over 20 years.  The note matures on the earlier of December 10, 2017, or the date on which the Company has completed a public securities offering (including its Tier II, Regulation A), or the date on which the properties are conveyed or refinanced by the Company.  The note is pre-payable prior to the maturity date at any time without penalty.  For the period of June 10, 2016 (the date when properties were acquired) to December 31, 2016, principal repayments totaled $27,649.

On November 7, 2016, the REIT entered into a one-year fully amortizing note payable in the amount of $124,000 to finance certain corporate costs.  The loan bears interest at a fixed annum rate of 4.8%.

6.	Related Parties

Related party receivables – The Company advanced funds to Holmwood primarily related to its refinancing of property debt in June 2016.  As of December 31, 2016, the balance outstanding was $410,861.  Subsequent to December 31, 2016, the Company received payments of $147,128.  In addition, the Company advanced the Asset Manager funds to cover certain working capital needs.  As of December 31, 2016, the funds advanced totaled $114,536.  Subsequent to December 31, 2016, the Company received payments of $20,000 from the Asset Manager.

Related party management fees - The Asset Manager provides acquisition, asset management, property management and leasing services for the Company.  For acquisition services, the Company will pay the Asset Manager 1% of the gross purchase price of properties acquired following the initial closing of the Company’s escrow related to its offering (see Note 9).  The fees will be accrued and paid by issuance of the Company’s stock simultaneously with the initial listing of the Company’s stock on a national securities exchange or on March 31, 2020, whichever occurs, first.  There are no acquisition fees due as of December 31, 2016.

The Company pays the Asset Manager an asset management fee equal to 1.5% of the stockholders’ equity payable, in arrears, on a quarterly basis.  In connection with this agreement, the Company paid the Asset Manager fees of $35,948.  In addition, for some properties, the Company pays property management fees, payable on a monthly basis, in arrears, at market-standard rates. In connection with this agreement, the Company paid the Asset Manager’s property management fees of $21,361 during the period from inception to December 31, 2016.

The Company agrees to pay the Asset Manager a leasing fee equal to 2.0% of all gross rent due during the term of the lease or lease renewal, excluding reimbursements by the tenant for operating expenses and taxes and similar pass-through obligations paid by the tenant for any new lease or lease renewal entered into or exercised during the term of the Management Agreement. No leasing fees were paid during the period from inception to December 31, 2016.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

7.	Leases and Tenants

Occupancy of the operating properties was 100% at December 31, 2016.  Lease terms range from four to seven years.  The future minimum rents for existing leases are as follows:

Future
Minimum
Rents
2017	1,243,849
2018	1,243,849
2019	1,243,849
2020	1,138,238
2021	962,477
Thereafter	1,223,876
Total	7,056,138

8.	Income Taxes

Net loss for the period ended December 31, 2016 differs from taxable loss due to temporary differences primarily relating to different methods utilized to account for depreciation and amortization.

The Company is required to provide a reserve against deferred tax assets when it is likely that deferred tax assets will not be realized.  The Company recorded a valuation allowance of $46,368 due to uncertainty surrounding the utilization of the tax assets.  The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities for the years ended December 31, 2016 is presented below, assuming an effective combined U.S. federal and state statutory tax rate of 37.7 percent.

2016
Deferred tax assets
Book over tax depreciation fixed assets	$263,277
Total deferred tax assets	263,277

Deferred tax liabilities
Tax over book amortization intangibles	216,909
Valuation allowance	46,368
Total deferred tax liabilities	263,277

Deferred tax, net	$-

9.	Stockholders’ Equity

Between March 11, 2016 (date of inception) and December 31, 2016, the Company issued an aggregate 144,000 shares of its 7.00% Series A Cumulative Convertible Preferred Stock, or the Series A Preferred Stock, to various investors in exchange for a total of $3,612,500, or $25 per share of Series A Preferred Stock.  The Series A Preferred Stock is convertible upon the Company’s listing on a national securities exchange or can be exchanged at the end of four years or March 31, 2020, at the owners’ request whichever comes first.  The shares are converted into common shares at a 3:1 ratio.

The Company paid quarterly dividends of $104,636 during the period from March 11, 2016 (date of inception) to December 31, 2016 to holders of the Series A Preferred Stock.  The Company has not declared dividends in the amount of $63,219 for holders of record of the Series A Preferred Stock for the fourth quarter of 2016.

HC Government Realty Trust, Inc.
Notes to the Consolidated Financial Statements
From March 11, 2016 (date of inception) to December 31, 2016

9.	Stockholders’ Equity (continued):

On March 14, 2016, the Company issued 50,000 shares of common stock at a price of $0.01 a share to each of Messrs. Robert R. Kaplan, Robert R. Kaplan, Jr., Edwin M. Stanton and Philip Kurlander.   Total consideration was $500 per person.

In connection with the Company’s offering under the Securities and Exchange Commission (“SEC”) guidelines (the “Offering”), the Company intends to offer a minimum of 300,000 and a maximum of 3,000,000 shares of our common stock at an offering price of $10 per share, for a minimum offering amount of $3,000,000 and a maximum offering amount of $30,000,000.  The Offering was qualified by the SEC on November 7, 2016.  Until the Company has achieved the minimum offering and has its initial closing, the proceeds for that closing will be kept in an escrow account.  The Company anticipates closing its escrow by May 2017.  The election of a board of directors will occur once escrow is broken.

On March 14, 2016, the Company issued 50,000 shares of common stock at a price of $0.01 a share to each of Messrs. Robert R. Kaplan, Robert R. Kaplan, Jr., Edwin M. Stanton and Philip Kurlander.   Total consideration was $500 per person.

In connection with the Company’s offering under the Securities and Exchange Commission (“SEC”) guidelines (the “Offering”), the Company intends to offer a minimum of 300,000 and a maximum of 3,000,000 shares of our common stock at an offering price of $10 per share, for a minimum offering amount of $3,000,000 and a maximum offering amount of $30,000,000.  The Offering was qualified by the SEC on November 7, 2016.  Until the Company has achieved the minimum offering and has its initial closing, the proceeds for that closing will be kept in an escrow account.  The Company anticipates closing its escrow by May 2017.  The election of a board of directors will occur once escrow is broken.

10.	Commitments and Contingencies

In connection with the Company’s offering, the Company has entered into a Contribution Agreement with Holmwood whereby Holmwood’s membership interests in its seven properties will be exchanged for 985,855 operating partnership units in the Company’s Operating Partnership.  The Company will assume the seven properties existing indebtedness at the time of contribution.  In addition, as of the closing of the contribution, the Company will enter into a tax protection agreement with Holmwood to indemnify it for any taxes resulting from a sale for a period of ten years after the closing.  The number of Operating Partnership units, valued at $10 each, was determined by the Company’s Asset Manager based on prevailing market rates.

In the normal course of business, the Company can be involved in legal actions arising from the ownership of its properties.  In the Company’s opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the financial position, operations or liquidity of the Company.

11.	Subsequent Events

The Company acquired a 53,917 rentable square foot building leased to the GSA on March 31, 2017 for a purchase price of $14,500,000 excluding acquisition costs.  The acquisition was financed by senior debt financing and a loan from our affiliate (See Note 5).

The Company evaluated subsequent events through April 27, 2017, the date the financial statements were available to be issued.  The Company concluded no additional material events subsequent to December 31, 2016 were required to be reflected in the Company’s consolidated financial statements or notes as required by standards for accounting disclosures of subsequent events.

Holmwood Capital, LLC

Consolidated Financial Statements

December 31, 2016 and 2015

(with Report of Independent Registered Public Accounting Firm

Holmwood Capital, LLC

Report of Independent Registered Public Accounting Firm

To the Management
of Holmwood Capital, LLC
Sarasota, Florida

We have audited the accompanying consolidated balance sheets of Holmwood Capital, LLC (a Delaware LLC) (the “Company”), as of December 31, 2016 and 2015, and the related consolidated statements of operations, changes in Partners’ capital, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Holmwood Capital, LLC as of December 31, 2016 and 2015, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cherry Bekaert LLP
Richmond, VA
April 27, 2017

Holmwood Capital, LLC
Consolidated Balance Sheets
December 31, 2016 and 2015

	2016	2015
ASSETS
Investment in real estate, net:	$29,107,886	$30,040,892

Cash and cash equivalents	258,840	292,100
Deposits in escrow	239,221	122,851
Rent and other tenant accounts receivables, net	336,464	245,627
Prepaids and other assets	52,579	166,349
Leasehold intangibles, net	1,019,970	1,197,853
Total Assets	$31,014,960	$32,065,672

LIABILITIES
Mortgages payable, net of unamortized debt costs	$22,455,942	$24,183,225
Note payable	1,387,901	869,027
Accrued interest payable	94,942	81,278
Related party payable	410,861	-
Other liabilities	405,801	389,504
Total Liabilities	24,755,447	25,523,034

PARTNERS' CAPITAL
Partners' capital, net	6,804,872	7,179,761
Accumulated deficit	(545,359)	(637,123)
Total Partners' Capital	6,259,513	6,542,638
Total Liabilities and Partners' Capital	$31,014,960	$32,065,672

See accompanying notes to consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Operations
For the years ended December 31, 2016 and 2015

	2016	2015
Revenues:
Rental revenues	$3,564,278	$2,925,153
Real estate tax reimbursments and other revenues	146,890	80,380
Total Revenues	3,711,168	3,005,533

Other Property Operations:
Repairs and maintenance	210,693	138,415
Utilities	161,048	149,682
Real estate and other taxes	237,959	270,824
Depreciation and amortization	1,228,062	981,801
Other operating expense	169,174	123,695
Management fees	192,652	155,789
Ground lease	71,094	51,600
Professional expenses	54,125	189,181
Insurance	54,149	51,605
General and administrative	15,731	17,295
Total Operating Expenses	2,394,687	2,129,887

Interest expense	1,224,717	1,069,831
Net income (loss)	$91,764	$(194,185)

See accompanying notes to consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Changes in Partners’ Capital
For the years ended December 31, 2016 and 2015

			Total
	Contributions	Accumulated	Partners'
	(Distributions)	Deficit	Capital, net

Balance, January 1, 2015	$3,814,762	$(442,938)	$3,371,824

Contributions	3,264,999	-	3,264,999

Notes payable converted to equity	100,000	-	100,000

Net loss	-	(194,185)	(194,185)
Balance, December 31, 2015	7,179,761	(637,123)	6,542,638

Distributions	(374,889)	-	(374,889)

Net income	-	91,764	91,764
Balance, December 31, 2016	$6,804,872	$(545,359)	$6,259,513

See accompanying notes to consolidated financial statements

Holmwood Capital, LLC
Consolidated Statements of Cash Flows
For the years ended December 31, 2016 and 2015

	2016	2015
Cash flows from operating activities:
Net income(loss)	$91,764	$(194,185)
Adjustments to reconcile net income(loss) to net cash provided by operating activities:
Depreciation	946,751	752,674
Amortization of acquired lease-up costs	136,234	110,606
Amortization of in-place leases	145,079	118,521
Amortization of above/below-market leases	(103,429)	(91,147)
Amortization of debt costs	138,095	95,762
Change in assets and liabilities
Rent and other tenant accounts receivables, net	(90,837)	(86,971)
Prepaid expense and other assets	113,770	36,636
Deposits in escrow	(116,370)	(51,726)
Accounts payable and other accrued expenses	16,297	117,087
Related party payable	410,861	-
Accrued interest payable	13,664	35,009
Net cash provided by operating activities	1,701,879	842,266

Cash flows from investing activities:
Investment property acquisitions	-	(13,986,180)
Improvements to investment properties	(13,745)	(6,195)
Returned deposit for property under contract	-	35,500
Net cash used in investing activities	(13,745)	(13,956,875)

Cash flows from financing activities:
Contributions from partners	-	3,264,999
Distributions to partners	(374,889)	-
Notes payable proceeds	1,000,000	100,000
Mortgage proceeds	2,450,000	11,380,000
Mortgage principal payments	(4,198,676)	(1,056,322)
Note payable principal repayments	(465,036)	(284,294)
Debt issuance costs	(132,793)	(112,020)
Net cash from financing activities	(1,721,394)	13,292,363

Net increase(decrease) in cash and cash equivalents	(33,260)	177,754
Cash and cash equivalents, beginning of year	292,100	114,346
Cash and cash equivalents, end of year	$258,840	$292,100

Supplemental cash flow information:
Interest paid during the year	$1,084,704	$974,070

Noncash financing and investing activities:
Note payable converted to equity	$-	$100,000

See accompanying notes to consolidated financial statements

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

1.	Organization

Holmwood Capital, LLC (Holmwood or the Company), a Delaware limited liability company, was organized for the primary purpose of acquiring, owning, leasing and disposing of commercial real estate properties leased by the United States of America and administered by General Services Administration (GSA) or occupying agency. The Company invests through wholly-owned, special purpose limited liability companies, or special purpose entities (“SPE”), primarily in properties across secondary or smaller markets.

The consolidated financial statements include the accounts of each SPE and the accounts of Holmwood.  There were seven (7) SPEs as of December 31, 2016 representing 110,352 rentable square feet located in five states.  The properties are 100% leased to the United States of America and have a weighted average remaining lease term of 6.5 years as of December 31, 2016.  Beginning in 2015, the Company and its assets are managed externally by Holmwood Capital Advisors, LLC and its subsidiary, Holmwood Capital Management, LLC, (collectively “HCA” or “Asset Manager”).  The principal owners of HCA or their respective affiliates are also the majority owners of Holmwood.

2.	Significant Accounting Policies

Basis of Accounting and Consolidation - The accompanying consolidated financial statements include the accounts of the subsidiary and the seven wholly-owned SPEs including transactions whereby the Company has been determined to have majority voting interest, control and is the primary beneficiary in accordance with the Financial Accounting Standards Board (“FASB”) guidance.  All other significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates and assumptions.

Cash and Cash Equivalents - Cash and cash equivalents include all cash and liquid investments with an initial maturity of three months or less when purchased.  At times, the Company’s cash and cash equivalents balance deposited with financial institutions may exceed federally insurable limits.  The Company mitigates this risk by depositing funds with major financial institutions.  The Company has not experienced any losses in connection with such deposits.

Deposits in Escrow - In 2016 and 2015, deposits in escrow represented cash held by a lender which are restricted for leasing and repair expenditures, as well as real estate tax and insurance expenses.  As of December 31, 2016 and 2015, the balances include reserves for taxes, insurance and repairs to ensure Holmwood’s performance relating to improvement of the properties.

Purchase Accounting for Acquisitions of Real Estate Subject to a Lease - In accordance with the FASB guidance on business combinations, Holmwood determines the fair value of the real estate assets acquired on an “as if vacant” basis. The difference between the purchase price and the fair value of the real estate assets on an “as if vacant” basis is first allocated to the fair value of above- and below-market leases, and then allocated to in-place leases and lease-up costs.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  2.  Significant Accounting Policies (continued):

Management estimates the “as if vacant” value considering a variety of factors, including the physical condition and quality of the buildings, estimated rental and absorption rates, estimated future cash flows, and valuation assumptions consistent with current market conditions. The “as if vacant” fair value is allocated to land and buildings and improvements based on relevant information obtained in connection with the acquisition of the property, including appraisals and property tax assessments. Above-market and below-market lease values are determined on a lease-by-lease basis based on the present value (using an interest rate that reflects the risk associated with the leases acquired) of the difference between (a) the contractual amounts to be paid under the lease and (b) management’s estimate of the fair market lease rate for the corresponding space over the remaining non-cancelable terms of the related leases. Above (below) market lease values are recorded as leasehold intangibles and are recognized as an increase or decrease in rental income over the remaining non-cancelable term of the lease.

Additionally, in-place leases are valued in consideration of the net rents earned that would have been foregone during an assumed lease-up period; and lease-up costs are valued based upon avoided brokerage fees.  Holmwood has not recognized any value attributable to customer relationships.  The difference between the total of the calculated values described above, and the actual purchase price plus acquisition costs, is allocated pro-ratably to each component of calculated value.  In-place leases and lease-up costs are amortized over the remaining non-cancelable term of the leases.  Real estate values were determined by independent accredited appraisers.

Building assets are depreciated over a 40-year period, tenant improvements and the leasehold intangibles are amortized over the remaining non-cancelable term of the lease.  In the event that a tenant terminates its lease, the unamortized portion of the in-place lease and lease-up costs is charged to expense immediately.

Holmwood’s real estate is leased to tenants on a modified gross lease basis.  The leases provide for a minimum rent which normally is flat during the firm term of the lease.  The minimum rent payment may include payments to pay for lessee requests for tenant improvement or to cover the cost for extra security.  The tenant is required to pay increases in property taxes over the first year and an increase in operating costs based on the consumer price index of the lease’s base year operating expenses.  Operating costs includes repairs and maintenance, cleaning, utilities and other related costs.  Generally, the leases provide the tenant with renewal options, subject to generally the same terms and conditions of the base term of the lease.   Holmwood accounts for its leases using the operating method.  Such method is described below:

Operating method – Properties with leases accounted for using the operating method are recorded at the cost of the real estate. Revenue is recognized as rentals are earned and expenses (including depreciation and amortization) are charged to operations as incurred. Buildings are depreciated on the straight-line method over their estimated useful lives. Leasehold interests are amortized on the straight-line method over the terms of their respective leases. When scheduled rentals vary during the lease term, income is recognized on a straight-line basis so as to produce a constant periodic rent over the term of the lease.

Construction expenditures for tenant improvements, leasehold improvements and leasing commissions are capitalized and amortized over the terms of each specific lease.  Maintenance and repairs are charged to expense during the financial period in which they are incurred.  Expenditures for improvements that extend the useful life of the real estate investment are capitalized.  Upon sale or disposition of the investment in real estate, the cost and related accumulated depreciation and amortization are removed from the accounts with the resulting gain or loss included as a component of net income during the period in which the disposition occurred.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  2.  Significant Accounting Policies (continued):

Impairment – Real Estate - The Company reviews investments in real estate for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.  To determine if impairment may exist, the Company reviews its properties and identifies those that have had either an event of change or an event of circumstances warranting further assessment of recoverability (such as a decrease in occupancy).  If further assessment of recoverability is needed, the Company estimates the future net cash flows expected to result from the use of the property and its eventual disposition, on an individual property basis.  If the sum of the expected future net cash flows (undiscounted and without interest charges) is less than the carrying amount of the property on an individual property basis, the Company will recognize an impairment loss based upon the estimated fair value of such property.  As of December 31, 2016 and 2015, the Company has not recorded any impairment charges.

Tenant Improvements - As part of the leasing process, the Company may provide the lessee with an allowance for the construction of leasehold improvements.  These leasehold improvements are capitalized and recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the remaining lease term.  If the allowance represents a payment for a purpose other than funding leasehold improvements, or in the event the Company is not considered the owner of the improvements, the allowance is considered to be a lease incentive and is recognized over the lease term as a reduction of minimum rent.  Factors considered during this evaluation include, among other things, who holds legal title to the improvements as well as other controlling rights provided by the lease agreement and provisions for substantiation of such costs (e.g. unilateral control of the tenant space during the build-out process).  Determination of the appropriate accounting for the payment of a tenant allowance is made on a lease-by-lease basis, considering the facts and circumstances of the individual tenant lease.  No tenant allowances were provided during the years ended December 31, 2016 and 2015.

Revenue Recognition - Minimum rents are recognized when due from tenants; however, minimum rent revenues under leases which provide for varying rents over their terms, if any, are straight lined over the term of the leases. In the case of expense reimbursements due from tenants, the revenue is recognized in the period in which the related expense is incurred.

Rents and Other Tenant Accounts Receivables, net - Rents and other tenant accounts receivables represent amounts billed and due from tenants.  When a portion of the tenants’ receivable is estimated to be uncollectible, an allowance for doubtful accounts is recorded.  Due to the high credited worthiness of the tenants, there were no allowances as of December 31, 2016 and 2015.

Income and Other Taxes - No provision for income taxes is made because Holmwood and its operating subsidiaries are not subject to income tax.  Management has evaluated tax positions that could have a significant effect on the financial statements and determined that the Company has a franchise and excise state tax liability of $12,249 and $12,217 as of December 31, 2016 and 2015, respectively.   During 2016, the Company made estimated franchise and excise tax payments of $7,860 and made a subsequent payment of $2,620 in January, 2017.

Debt Costs – Mortgages Payable – Debt costs incurred in connection with Holmwood’s mortgages payable have been deferred and are being amortized over the term of the respective loan agreement using the straight-line method, which approximates the effective interest method and are recorded in Mortgages payable on the Consolidated Balance Sheets. At December 31, 2016 and 2015, Holmwood had total gross debt costs of $540,812 and $476,669 respectively.  The accumulated amortization related to these debt costs as of December 31, 2016 and 2015 was $226,886 and $141,351, respectively.

Debt Costs – Note Payable – Any debt costs incurred in connection with the issuance of notes payable would be deferred and amortized to interest expense over the term of the particular debt obligation, using the effective interest method and would be recorded as Note Payable on the Consolidated Balance Sheets. At December 31, 2016, Holmwood incurred $19,750 in issuance costs related to a note payable entered into in 2016.   In 2015, Holmwood had no debt costs related to its note payable.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  2.  Significant Accounting Policies (continued):

Recent Accounting Pronouncements - In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers,” which supersedes the revenue recognition requirements of Accounting Standards Codification (“ASC”) Topic 605, “Revenue Recognition” and most industry-specific guidance on revenue recognition throughout the ASC. The new standard is principles based and provides a five step model to determine when and how revenue is recognized. The core principle of the new standard is that revenue should be recognized when a company transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The new standard also requires disclosure of qualitative and quantitative information surrounding the amount, nature, timing and uncertainty of revenues and cash flows arising from contracts with customers. The new standard will be effective for the Company for the year ending December 31, 2019 and can be applied either retrospectively to all periods presented or as a cumulative-effect adjustment as of the date of adoption. Early adoption is permitted beginning for the year ending December 31, 2017.  The Company is currently evaluating the impact of adoption of the new standard on its consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, "Leases (Topic 842)." ASU 2016-02 is intended to improve financial reporting about leasing transactions.  The ASU will require organizations that lease assets referred to as “Lessees” to recognize on the balance sheet the assets and liabilities for the rights and obligations created by those leases with lease terms of more than 12 months.  An organization is to provide disclosures designed to enable users of financial statements to understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements concerning additional information about the amounts recorded in the financial Statements.

The leasing standard will be effective for the year ended December 31, 2020.  Early adoption will be permitted upon issuance of the standard and a modified retrospective approach must be applied. See Note 8 for the Company’s current lease commitments. The Company is currently evaluating the impact of ASU 2016-02 on its financial statements.

In August 2016, the FASB issued ASU 2016-15, "Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments.”  ASU 2016-15 is intended to improve cash flow statement classification guidance.  The standard will be effective for fiscal years beginning after December 15, 2018.  The Company is currently evaluating the impact of ASU 2016-15 on its financial statements.

In January 2017, the FASB issued ASU 2017-01, "Business Combinations (Topic 805): Clarifying the Definition of a Business.”  ASU 2017-01 is intended to help companies evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses.  The standard will be effective for fiscal years beginning after December 15, 2018.  The Company is currently evaluating the impact of ASU 2017-01 on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standard-setting bodies are not currently applicable to the Company or are not expected to have a significant impact on the Company’s financial position, results of operations and cash flows.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

3.	Investment in Real Estate

Acquisitions - Holmwood acquired three properties in 2015 and no properties in 2016.  The results of the property operations are included in the consolidated financial statements from their respective dates of acquisitions.

	Date	Acquisition
	Acquired	Costs
2015 Acquisitions
Johnson City, TN and
Port Canaveral, FL	March 2015	$10,260,504
Silt, CO	December 2015	3,725,676
		$13,986,180

The purchase price allocations for properties acquired in 2015 were based on estimated fair values.

2015
Land	$1,388,420
Buildings and improvements	11,032,485
Tenant Improvements	883,403
Acquired In-place leases	497,411
Acquired lease-up costs	448,764
Above(below)-market leases	(264,303)
$13,986,180

The properties are 100% leased to United States of America and administered by General Services Administration (GSA) or occupying agency.  The average lease term is 6.5 years based on the firm term of the leases.  Lease maturities range from 2021 to 2029.

The expected future amortization of above (below)-market leases and acquired In-place lease value and acquired lease-up costs (combined intangible lease costs) are as follows:

	Above (Below)	Intangible
	Market	Lease
	Leases	Costs
Year ending December 31:
2017	$(103,483)	$280,827
2018	(103,483)	280,827
2019	(103,483)	280,827
2020	(103,483)	280,827
2021	(90,894)	255,890
Thereafter	(234,727)	380,325
	$(739,553)	$1,759,523

Accretion of above-market leases and amortization of below-market leases resulted in a net increase in rental revenue of $103,429 and $91,147 during 2016 and 2015, respectively.  Amortization of in-place leases and lease-up costs was $281,311 and $229,127 during 2016 and 2015, respectively.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  3.  Investment in Real Estate (continued):

Summary of Investments - The following is a summary of Investment in real estate, net:

	2016	2015
Land, building and improvements	$29,549,302	$29,535,557
Tenant improvements	2,278,862	2,278,862
	31,828,164	31,814,419
Accumulated depreciation	(2,720,278)	(1,773,527)
Investments in real estate, net	$29,107,886	$30,040,892
The following is a summary of Leasehold intangibles, net:

	2016	2015
Acquired in-place leases	$1,320,305	$1,320,305
Acquired lease-up costs	1,285,251	1,285,251
Acquired above-(below) market lease	(1,057,409)	(1,057,409)
	1,548,147	1,548,147
Accumulated amortization	(528,177)	(350,294)
Leasehold intangibles, net	$1,019,970	$1,197,853

  4.  Debt

Mortgages Payable - Mortgage notes totaling $22,769,867, before unamortized debt costs of $313,925, are payable to various financial institutions and are collateralized by specific properties.  Of this amount, fixed rate loans before unamortized debt costs total $12,584,982 and variable rate loans before unamortized debt costs total $10,184,885.  Of the fixed rate loans, the $10,159,209 loan bears interest at a fixed annum rate of 5.265%, debt service payments are based on principal amortization over 30 years and the loan matures in August 2023.  The $2,425,773 loan bears interest as a fixed annum rate of 3.93%, debt service payments are based on principal amortization over 25 years and the loan matures in June 2019.

Of the variable rate loans, the $7,115,152 loan’s interest rate is equal to the one-month LIBOR rate plus 235 basis points.  In 2016, the averaged interest was 2.89%.  Debt service payments were made based on principal amortization over 20 years.  The loan would have matured on March 27, 2017; however, the Company exercised its option to extend the loan for one year.  The $3,069,733 variable rate loan bears interest at Prime however, in no event should the loan be less than 4%.  Monthly payments on the loan are to cover the interest cost only.  The average interest rate paid during 2016 was 4.07%.  The loan would have matured on March 15, 2017; however, the Company exercised its option to extend the loan for three months with a new maturity date of June 15, 2017.  The Company is in discussions with the bank to refinance this loan.  (See Note 9).

The weighted average interest rate for all the mortgage notes at December 31, 2016 and 2015 was 4.19% and 4.16%, respectively.  The Company refinanced its $3.7 million maturing loan on June 10, 2016.  Holmwood considers the loan maturity date to be the earlier of the stated loan maturity date, the anticipated repayment date, or the balloon payment date.  The weighted average loan maturity as of December 31, 2016 and 2015 was 3.3 years and 3.8 years, respectively.  The carrying amount of Holmwood’s variable rate debt approximates its fair value.

The following table outlines the mortgages payable included in Holmwood’s consolidated financial statements:

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

4.  Debt (continued):

		2016		Outstanding Principal
	Initial	Interest		Balance at December 31,
Entered	Balance	Rate	Maturity	2016	2015
July 2013	$10,700,000	5.27%	August 2023	$10,159,209	$10,330,742
December 2014	3,700,000	3.93%	April 2016	-	3,700,000
June 2016	2,450,000	3.93%	June 2019	2,425,773	-
April 2015	7,600,000	2.89%	March 2018	7,115,152	7,407,801
December 2015	3,080,000	4.07%	June 2017	3,069,733	3,080,000
				22,769,867	24,518,543
Debt issuance costs				(540,812)	(476,669)
Accumulated amortization				226,887	141,351
Debt issuance costs, net of accumulated amortization				(313,925)	(335,318)

Mortgage payable net of unamortized debt costs				$22,455,942	$24,183,225

Notes Payable – Notes payable totaling $1,403,992 before unamortized debt costs of $16,091, are guaranteed by certain owners of the Company.  The loans are fixed rate with interest rates ranging from 5.5% to 7.25% and mature during the period between June, 2018 and June, 2019.  The weighted average interest rate on the notes outstanding as of December 31, 2016 was 6.20%.

On June 10, 2016, the Company received $1 million in loan proceeds from a financial institution in connection with the refinancing of its $3.7 million maturing mortgage payable.  The $3.7 million loan was replaced with a new loan in the amount of $2,450,000.  The loans from the Company to a property’s operating partnership were pursuant to two promissory notes, one in the original principal amount of $338,091, and one in the original principal amount of $661,909. The notes bear interest at 5.5% per annum.  The $338,091 note matures in June 2019, requires interest only payments for the first 24 months and then monthly payments will increase in order to fully amortize the loan over the remaining 12 months of its term.  The $661,909 note’s debt service payment is based on principal amortization over 2 years.  Both notes are pre-payable in whole or in part at any time and from time to time without premium or penalty.  The combined $1 million notes payable to the bank is personally guaranteed by certain of the owners of the Company.

In July, 2013, Holmwood entered into a $1.5 million promissory note and related collateral pledge and security agreement to finance certain reserves and closing costs related to closing a $10.7 million loan.  The loan balance outstanding as of December 31, 2016 is $563,299.  The loan bears interest at 7.25% and the monthly debt service payment is $30,008 based on the principal fully amortizing over a five-year term.  The loan is secured by the Company’s membership interests in three of its properties.  There were no debt issuance costs related to this loan.

The following table outlines the notes payable included in Holmwood’s consolidated financial statements:

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  4.   Debt (continued):

		2016		Outstanding Principal
	Initial	Interest		Balance at December 31,
Entered	Balance	Rate	Maturity	2016	2015
June 2016	$338,091	5.50%	June 2019	$338,091	$-
June 2016	661,909	5.50%	June 2018	502,602	-
July 2013	1,500,000	7.25%	August 2018	563,299	869,027
				1,403,992	869,027
Debt issuance costs				(19,750)	-
Accumulated amortization				3,659	-
Debt issuance costs, net of accumulated amortization				(16,091)	-

Notes payable net of unamortized debt costs				$1,387,901	$869,027

The following is a schedule of the principal payments of Holmwood’s mortgages and notes payable at December 31, 2016.

	Mortgages	Notes
	Payable	Payable
2017	$10,436,553	$661,046
2018	253,556	571,455
2019	2,521,959	171,491
2020	221,045	-
2021	234,398	-
Thereafter	9,102,356	-
	$22,769,867	$1,403,992

  5.   Related Parties

The Operating Partnership advanced the Company funds to meet certain equity requirements needed for a property refinancing and to fund other working capital needs.  As of December, 31, 2016, the net funds outstanding totaled $410,861 including interest accrued on outstanding amounts based on the monthly applicable federal funds rate.  Since December, 31, 2016, the Company has made repayments in the amount of $147,128.

Property management fees are charged by the Asset Manager to Holmwood through an informal agreement between the two parties.  Under the terms of the property management agreements, Holmwood pays the Asset Manager a monthly management fee of 3% of all gross receipts from each property or $1,000 a month, whichever is greater.   In connection with this agreement, Holmwood paid the Asset Manager property management fees of $100,706 and $82,037 for the years ended December 2016 and 2015, respectively.

Holmwood Capital, LLC
Notes to the Consolidated Financial Statements
December 31, 2016 and 2015

  5.   Related Parties (continued):

Asset management fees are charged by the Asset Manager to Holmwood through an informal agreement between the two parties.  Holmwood pays the Asset Manager a monthly asset management fee equal to 2.4% of each property’s gross revenues or $1,000 per month, whichever is greater.  Asset management fees totaled $91,946 and $73,752 in 2016 and 2015, respectively.

6.	Leases and Tenants

Occupancy of the operating properties was 100% at December 31 2016 and 2015, respectively.  Lease terms range from five to twelve years. The future minimum rents for existing leases are as follows:

Future
Minimum
Rents
2017	$ 3,465,838
2018	3,465,838
2019	3,465,838
2020	3,465,838
2021	3,381,837
Thereafter	5,258,727
Total	$ 22,503,916

7.	Distributions

During 2016, the Company made quarterly distributions totaling $374,889 to its owners.  No distributions were made in 2015.

8.	Commitments and Contingencies

In connection with a property acquisition in 2015, the property, located in Port Canaveral, FL, was purchased subject to a ground lease.  The ground lease has an extended term of 30 years to 2045 with one 10-year renewal option.  The Company made ground lease payments of $71,094 during 2016.

In the normal course of business, the Company can be involved in legal actions arising from the ownership of its properties.  In the Company' opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a material adverse effect on the financial position, operations or liquidity of the Company.

The Company has entered into a Contribution Agreement with the REIT whereby Holmwood’s membership interests in its seven properties will be exchanged for 985,855 Operating Partnership units in HC Government Realty Holdings, LP, an affiliate of the REIT, in connection with the REIT’s Regulation A offering.  The REIT will assume the indebtedness of the seven properties as well as the Company’s note payable.  In addition, as of the closing of the contribution, Holmwood will enter into a tax protection agreement with the REIT to indemnify the Company for any taxes resulting from a sale for a period of ten years after the closing.  The number of Operating Partnership units, valued at $10.00 each, was determined by the Asset Manager based on prevailing market rates.

9.	Subsequent Events

The Company is in negotiation to refinance its $3,069,733 maturing loan due on June 15, 2017.  The proposed terms assume loan proceeds in the amount of $2,750,000, the loan will bear interest at a fixed annum rate of 4.25%, debt service payments are based on principal amortization over 25 years and the loan matures in seven years from the date of closing.

The Company evaluated subsequent events through April 27, 2017, the date the consolidated financial statements were available to be issued.  The Company concluded no additional material events subsequent to December 31, 2016 were required to be reflected in the Company’s consolidated financial statements or notes as required by standards for accounting disclosures of subsequent events.

Item 8. Exhibits

The following exhibits are filed as part of this annual report on Form 1-K:

Exhibit Number	Description

2.1	Articles of Incorporation of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.2	Articles Supplementary of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
2.3	Bylaws of HC Government Realty Trust, Inc., incorporated by reference to Exhibit 2.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
4.1	Form of Subscription Agreement, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 1-U filed on April 25, 2017
6.1	Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.1 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.2
First Amendment to the Agreement of Limited Partnership of HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.2 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.3	Limited Liability Company Agreement of Holmwood Portfolio Holdings, LLC, incorporated by reference to Exhibit 6.3 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.4
Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.4 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.5
Form of Tax Protection Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.5 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.6
Form of Registration Rights Agreement by and between Holmwood Capital, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.6 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.7
Form of Registration Rights Agreement by and between Holmwood Capital Advisors, LLC and HC Government Realty Trust, Inc., incorporated by reference to Exhibit 6.7 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.8
Management Agreement by and among Holmwood Capital Advisors, LLC, HC Government Realty Trust, Inc. and HC Government Realty Holdings, L.P., incorporated by reference to Exhibit 6.8 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016

6.9	Form of Independent Director Agreement, incorporated by reference to Exhibit 6.9 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.10	Form of Independent Director Indemnification Agreement, incorporated by reference to Exhibit 6.10 to the Company’s Offering Statement on Form 1-A filed on June 15, 2016
6.11
Form of Officer/Director Indemnification Agreement, incorporated by reference to Exhibit 6.11 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.12
2016 HC Government Realty Trust, Inc. Equity Incentive Plan, incorporated by reference to Exhibit 6.12 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

6.13
Promissory Note by GOV Lawton SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.13 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.14
Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Lawton SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.14 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.15
Junior Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Lawton SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.15 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.16
Promissory Note by GOV Ft. Smith, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.16 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.17
Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Ft. Smith, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.17 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.18
Junior Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Ft. Smith, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.18 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.19
Promissory Note by GOV Moore SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.19 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.20
Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Moore SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.20 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.21
Junior Mortgage, Security Agreement and Fixture Filing (With Power of Sale) by GOV Moore SSA, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.21 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.22
Promissory Note by GOV Lakewood DOT, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.22 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.23
Deed of Trust, Security Agreement, and Fixture Filing by GOV Lakewood DOT, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.23 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.24
Guaranty of Affiliate Loans by GOV Lakewood DOT, LLC to and for the benefit of CorAmerica Loan Company, LLC, dated as of June 10, 2016, incorporated by reference to Exhibit 6.24 to the Company’s Pre-Qualification Amendment No. 1 to its Offering Statement on Form 1-A filed on July 29, 2016

6.25
First Amendment to Contribution Agreement by and between Holmwood Capital, LLC and HC Government Realty Holdings, L.P., dated as of June 10, 2016, incorporated by reference to Exhibit 6.25 to the Company’s Pre-Qualification Amendment No. 2 to its Offering Statement on Form 1-A filed on September 16, 2016

6.26
Purchase and Sale Agreement by and between USAA Real Estate Company and HC Government Realty Holdings, L.P., dated as of December 28, 2016, incorporated by reference to Exhibit 6.1 to the Company’s Current Report on Form 1-U filed on March 7, 2017

6.27
First Amendment to Purchase and Sale Agreement by and between USAA Real Estate Company and HC Government Realty Holdings, L.P., dated as of January 19, 2017, incorporated by reference to Exhibit 6.2 to the Company’s Current Report on Form 1-U filed on March 7, 2017

6.28
Second Amendment to Purchase and Sale Agreement by and between USAA Real Estate Company and HC Government Realty Holdings, L.P., dated as of January 27, 2017, incorporated by reference to Exhibit 6.3 to the Company’s Current Report on Form 1-U filed on March 7, 2017

6.29
Third Amendment to Purchase and Sale Agreement by and between USAA Real Estate Company and HC Government Realty Holdings, L.P., dated as of February 8, 2017, incorporated by reference to Exhibit 6.4 to the Company’s Current Report on Form 1-U filed on March 7, 2017

8.1
Form of Escrow Agreement by and among Branch Banking & Trust Company, HC Government Realty Trust, Inc., and Orchard Securities, LLC, incorporated by reference to Exhibit 8.1 to the Company’s Pre-Qualification Amendment No. 4 to its Offering Statement on Form 1-A filed on October 24, 2016

8.2
Assignment of Escrow Agreement by and among HC Government Realty Trust, Inc., Branch Banking & Trust Company, Orchard Securities, LLC and SANDLAPPER Securities, LLC, dated as of April 10, 2017, incorporated by reference to Exhibit 8.1 to the Company’s Current Report on Form 1-U filed on April 25, 2017

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HC GOVERNMENT REALTY TRUST, INC.

By:	/s/ Edwin M. Stanton
Edwin M. Stanton
Director and Chief Executive Officer

Pursuant to the requirements of Regulation A, this report has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Edwin M. Stanton	Director and Chief Executive Officer	April 27, 2017
Edwin M. Stanton	(principal executive officer)

/s/ Elizabeth L. Watson	Chief Financial Officer	April 27, 2017
Elizabeth L. Watson	(principal financial officer and principal accounting officer)